                                                            EXHIBIT 99.1
FOR IMMEDIATE RELEASE

      June 11, 1998, Newington, VA ( S.T. Research Corporation and Daedalus Enterprises, Inc. (OTC: DDEI), Ann Arbor, Michigan, announced today that their respective stockholders approved all necessary actions to merge the two companies and to change the name of the business to Sensys Technologies Inc. Under the merger, the shareholders of S.T. Research will receive 2.58 Daedalus shares for each S.T. Research share. As a result, S.T. Research shareholders will possess 86.5% of the outstanding corporate shares. The combined businesses will be focused to providing the integration of multiple intelligent sensor systems capable of processing communications, radar, multispectral infrared and digital camera data.

      The corporate headquarters of Sensys Technologies will be located in Newington, Virginia, along with the Systems Group and Communications Group. The Imaging Group will operate from Ann Arbor, Michigan.

      "The integrated hardware and software from multi-functioning sensors should enable our customers to obtain information more rapidly and with greater definition in a more cost effective manner," said S.R. Perrino, the chairman and CEO of Sensys Technologies.

      The company is examining plans to expand the industrial and foreign market base of the former Daedalus Enterprises business which is now the company's Imaging Group through the infusion of additional sensors which can provide integrated precision ranging to the multi-spectral, infrared and digital camera capability.

      According to Mr. Perrino, "One of the most important aspects of the merger of the two companies has been the completion of a $3.83 million private placement by S.T. Research in January 1998. This placement has postured Sensys Technologies to better compete, both technically and financially, in the domestic and international market places."

      This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties (as they relate to Daedalus) are more fully described in Daedalus' annual and quarterly reports filed with the Securities and Exchange Commission. They include, among other things, management's discussion of changes in market conditions in the industries in which the company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.


FOR MORE INFORMATION, CONTACT:
S.R. Perrino, Chairman and CEO
Sensys Technologies Inc. (703) 550-7000